As filed with the Securities and Exchange Commission on May 24, 2005
                                                         File No. 333-_________
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
        -----------------------------------------------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                   -------------------------------------------
                        BNP RESIDENTIAL PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)

Maryland                                                         56-1574675
(State of incorporation)                                     (I.R.S. Employer
                                                           Identification  No.)

                      301 South College Street, Suite 3850
                         Charlotte, North Carolina 28202
                                 (704) 944-0100
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                             With Copies to:
 Philip S. Payne, Chairman and               Robert H. Bergdolt, Esq.
 Chief Financial Officer                     Michael S. O'Sullivan, Esq.
 BNP Residential Properties, Inc.            DLA Piper Rudnick Gray Cary US LLP
 301 South College Street, Suite 3850        4700 Six Forks Road, Suite 200
 Charlotte, North Carolina 28202             Raleigh, North Carolina 27609
 (704) 944-0100                              (919) 786-2000

               (Address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee
--------------------------------------------------- ------------- --------------- --------------- ------------
                                                                     Proposed        Proposed
                                                                     maximum         maximum       Amount of
                                                                     offering       aggregate     registration
              Title of each class of                Amount to be  price per unit     offering         fee
           securities to be registered               Registered                       price
--------------------------------------------------- ------------- --------------- --------------- ------------
Common stock, $0.01 par value                        1,173,898      $15.68 (1)     $18,406,721        $2,167
--------------------------------------------------- ------------- --------------- --------------- ------------
BNP Residential Properties, Inc.
--------------------------------------------------- ------------- --------------- --------------- ------------

(1) Calculated pursuant to Rule 457 (c) of the Securities Act of 1933, based on the average of the high and low prices reported on the American Stock Exchange on May 19, 2005.



The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until
the  registration   statement  shall  become  effective  on  such  date  as  the
Commission, acting pursuant to said Section 8(a), may determine.

                        1,173,898 shares of Common Stock

                        BNP RESIDENTIAL PROPERTIES, INC.

         This prospectus relates to the offer and sale (i) by us of 39,270 shares of common stock that we are offering and may sell in exchange for the same number of units in BNP Residential Properties Limited Partnership, which is the operating partnership through which we conduct substantially all of our business, (ii) by selling stockholders of 626,050 shares of our common stock, which shares we may issue upon redemption of a like number of units in the operating partnership and (iii) by selling stockholders of 508,578 outstanding shares of our common stock.


         The registration of the shares to which this prospectus relates does not necessarily mean that any of such shares will be issued by us or sold by the selling stockholders. We will not receive any cash proceeds from the sale of the shares of common stock offered by this prospectus. We will bear the costs relating to the registration of this offering, which we estimate will be approximately $70,000.


         The selling stockholders may offer their shares through public or private transactions, on or off the American Stock Exchange, at prevailing market prices or at privately negotiated prices. The selling stockholders may make sales directly to purchasers or through brokers, agents, dealers or underwriters. The selling stockholders will bear all commissions and other compensation paid to brokers in connection with the sale of their shares.


         Our common stock is traded on the American Stock Exchange under the symbol "BNP." On May 19, 2005, the last reported sale price for our common stock on the American Stock Exchange was $15.67 per share.



                            ------------------------


         Investing in our common stock involves certain risks. You should carefully read and consider the risk factors included in this prospectus (beginning on page 4), in any prospectus supplement, and in our periodic reports and other information that we file with the SEC before buying our securities.

                            ------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

         We have not authorized any person to make a statement that differs from this prospectus. If any person does make a statement that differs from this prospectus, you should not rely on it. This prospectus is not an offer to sell these securities, nor is it an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

                  The date of this prospectus is May 24, 2005.

                                Table of Contents



BNP Residential Properties, Inc.......................................3


Risk Factors..........................................................4


Use of Proceeds......................................................13


Selling Stockholders.................................................13


Plan of Distribution.................................................14


Description of Common Stock..........................................16


Description of Preferred Stock.......................................21


Partnership Agreement of the Operating Partnership...................22


Federal Income Tax Considerations....................................25


Experts..............................................................49


Legal Matters........................................................49


Where You Can Find More Information..................................49

                        BNP Residential Properties, Inc.

         BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. We currently own and operate 33 apartment communities containing 8,384 apartment units, including three properties containing 713 apartments for which we are the general partner. We also own 40 restaurant properties, which are leased on a triple-net basis to a restaurant operator.

         We are structured as an UPREIT, or umbrella partnership real estate investment trust. We are the sole general partner and own a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of our operations are conducted through the operating partnership.

         Our mailing address and telephone number are:

                                    BNP Residential Properties, Inc.
                                    301 South College Street, Suite 3850
                                    Charlotte, North Carolina 28202
                                    (704) 944-0100

                                  Risk Factors

         Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase our securities.

         Some of the information in this prospectus may contain forward-looking statements. You can identify such statements by our use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.


A decline in revenues from, or a sale of, our Hardee's restaurant properties could adversely affect our financial condition and results of operations.

         A significant portion of our assets is invested in Hardee's restaurant properties that are leased on a triple-net basis to Boddie-Noell Enterprises, Inc. The master lease for our restaurant properties requires Boddie-Noell Enterprises to pay us annual rent equal to the greater of the specified minimum rent or 9.875% of food sales. If Boddie-Noell Enterprises renews the master lease, after December 31, 2007, it has the right to terminate the lease on up to five restaurants per year by offering to purchase them under specified terms.

         In addition, we entered into a separate agreement that allowed Boddie-Noell Enterprises to purchase, under specified terms, up to seven restaurant properties deemed non-economic for no less than net carrying value. The original lease was for 47 restaurant properties; since 1999, we have sold seven restaurants deemed non-economic to Boddie-Noell Enterprises for total proceeds of $4,373,000, which equaled the net carrying value of the properties.

         The minimum rent on the remaining 40 restaurants is $3.8 million per year. From 1987 through 1995, Boddie-Noell Enterprises paid us more than the then-current minimum rent, which was $3.5 million per year. However, from 1992, when our restaurant related revenues peaked at $5.3 million, through 2002, restaurant sales declined each year. In 2003, Hardee's introduced the "Thick-Burger" product line and began seeing significant sales increases with same-store sales at our restaurant properties increasing by 2.4%. These increases continued into 2004 with same-store sales for 2004 improving by 8.5% over 2003 levels. Even with the recent same-store sales increases, from 1996 through 2004 the revenues of our restaurant properties were below the level requiring payments in excess of the minimum rent. For us to receive percentage rent in 2005, same-store sales would have to increase by 1.3%. Given the current state of flux in the fast-food industry, we are uncomfortable making a prediction or relying on the forecasts of others as to future sales trends for Hardee's. For this reason, we have based our plans and expectations on continuing to receive the minimum rent in 2005.

         In order to protect our stockholders from declining restaurant revenues from 1992 through 2002, we began to acquire apartment communities in 1993. We believe that we can more effectively enhance the value of our common stock by acquiring and operating apartment communities. Accordingly, we focused our business primarily on the ownership and operation of apartment communities.

         As a consequence of this refocused strategy, we may elect to sell our restaurant properties and reinvest the proceeds in additional apartment communities. No sale of the restaurants is pending, nor are we making any effort to actively market the restaurants. We will only divest the restaurants if we believe doing so will enhance stockholder value.

         If we do dispose of the restaurant properties, it is possible that we may incur a loss on the disposition of the properties. It is also possible that we may invest such sale proceeds in properties that yield significantly less than the $3.8 million we currently receive from Boddie-Noell Enterprises.

         Further, in the event we were to find a buyer, Boddie-Noell Enterprises has the right to purchase the restaurants from us on the same terms as that offer. This right may make it more difficult to find a suitable buyer or could adversely affect the price we might realize on any such sale.

         For the year ended December 31, 2004, the restaurant properties accounted for 7.5% of our total revenues. All of the restaurant property revenue comes from Boddie-Noell Enterprises. The inability of Boddie-Noell Enterprises to pay us rent would adversely affect funds from operations and funds available for distribution.

Geographic concentration of our properties makes our business vulnerable to economic downturns in Virginia, North Carolina or South Carolina.

         All of our properties are located in Virginia, North Carolina and South Carolina. Adverse economic developments in these states could adversely impact the operations of our properties and therefore our profitability. The concentration of properties in a limited number of markets may expose us to risks of adverse economic developments which are greater than the risks of owning properties in many markets. Our revenues and the value of our properties may be affected by a number of factors, including the local economic climate (which may be adversely impacted by business layoffs, downsizing or industry slow downs), changing demographics and other factors.

Our apartment communities are subject to multiple operating risks.

         Our apartment communities are subject to operating risks common to apartment communities in general. Such risks include:

o        competition from other apartment communities;

o alternative housing, including home ownership, especially during times of low mortgage interest rates;

o new construction of comparable properties or adverse economic conditions in the areas in which our apartment communities are located, either of which might adversely affect apartment occupancy or rental rates;

o increases in operating costs (including real estate taxes), which may not necessarily be offset by increased rents; and

o        the inability or unwillingness of residents to pay rent increases.

         The local rental market may limit the extent to which we may increase rents in response to operating expense increases without decreasing occupancy rates. Any of the above events could adversely affect our ability to make distributions.

We have substantial debt obligations, which may reduce our operating performance and adversely affect our ability to pay distributions.

         At December 31, 2004, we had $286.4 million in long-term debt. Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate the apartment communities or to pay the distributions we must pay to maintain our qualification as a REIT. Further, a high debt level creates an increased risk that we may default on our obligations. If we default, the banks that lent us funds could foreclose on the properties securing their loans.

Because we have a substantial amount of debt that bears interest at variable rates, increases in interest rates would reduce our net income.

         At December 31, 2004, $70.8 million of our long-term debt bore interest at a variable rate. In addition, we may incur additional debt in the future that also bears interest at variable rates. Variable-rate debt creates higher debt service requirements if market interest rates increase. Such an increase would adversely affect our cash flow and the amounts available to pay dividends.

If our debt cannot be paid, refinanced or extended at maturity, in addition to our failure to repay our debt, we may not be able to make distributions to stockholders at expected levels or at all.

         We may obtain financing with "due-on-encumbrance" or "due-on-sale" clauses in which future refinancing or property sales could cause the maturity dates of the mortgages to accelerate and the financing to become due immediately. Thus, we could be required to sell properties on an all-cash basis, or the purchaser might be required to obtain new financing in connection with a sale. Alternatively or additionally, we may obtain mortgages that have balloon payments. Such mortgages involve greater risks than mortgages with principal amounts amortized over the term of the loan since our ability to repay the outstanding principal amount at maturity may depend on obtaining adequate refinancing or selling the property. The efficacy of either option would depend on economic conditions in general and the value of the underlying properties in particular. We cannot guarantee that we could refinance or repay any such mortgages at maturity. Further, a significant decline in the value of the underlying property could result in a loss of the property through foreclosure.

We may be liable for environmental contamination for which we do not have insurance and which might have a material adverse effect on our financial condition and results of operations.

         Various federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence of, or the failure to remediate properly, hazardous substances may adversely affect occupancy of any contaminated apartment communities, the ability of Boddie-Noell Enterprises to operate restaurants and our ability to sell or borrow against contaminated properties. In addition to the costs associated with investigation and remediation actions brought by governmental agencies, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs.

         Various laws also impose, on persons who arrange for the disposal or treatment of hazardous or toxic substances, liability for the cost of removal or remediation of hazardous substances at the disposal or treatment facility. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility.

         Boddie-Noell Enterprises has agreed to pay for the costs of complying with applicable environmental laws, ordinances and regulations on the restaurant properties. However, the obligation to pay for such costs with respect to our other properties, or Boddie-Noell Enterprises' inability to pay for such costs on the restaurant properties, may adversely affect our operating costs and the value of our properties.

         Phase I environmental site assessments have been obtained on all of our owned apartment communities. The purpose of Phase I environmental site assessments is to identify potential sources of contamination for which a company may be responsible and to assess the status of environmental regulatory compliance. All of the restaurant properties were subjected to transaction screens in December 1995. A transaction screen involves a review of a property for the purpose of recommending whether we should perform a Phase I environmental site assessment. A transaction screen is significantly less thorough in scope than a Phase I environmental site assessment.

         Neither the transaction screens nor the environmental site assessments revealed any environmental condition, liability or compliance concern that we believe would have a material adverse affect on our business, assets or results of operations. Nor are we aware of any such condition, liability or concern by any other means. However, it is possible that the transaction screens and the environmental site assessments relating to any one of the properties did not reveal all environmental conditions, liabilities, or compliance concerns. It is also possible that there are material environmental conditions, liabilities or compliance concerns that arose at a property after the related review was completed.

Unexpected costs associated with compliance with the Americans with Disabilities Act and other laws would impair our operating performance.

         Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations and commercial facilities must meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA requirements could require removal of access barriers. Additional federal, state and local laws exist that are related to access by disabled persons. These laws also may require modifications to our properties or restrict renovations of our properties. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment communities first occupied after March 13, 1991 to be designed and constructed so as to be accessible to the handicapped. Non-compliance with the ADA, FHAA and similar laws could result in the imposition of fines or an award of damages to private litigants. Boddie-Noell Enterprises is financially responsible for upgrading the restaurant properties should such properties not be in compliance with the ADA. However, in the event Boddie-Noell Enterprises fails to upgrade properly the restaurants and there is a determination that the restaurant properties are not in compliance with the ADA, we could still face the imposition of fines or an award of damages to private litigants. If we were required to make unanticipated expenditures to comply with the ADA or other laws, our cash flow and the amounts available for distributions to you may be adversely affected.

         The Federal Fair Housing Act and state fair housing laws prohibit discrimination on the basis of certain protected classes. We have a policy against these kinds of discriminatory behaviors and train our employees to avoid discrimination and the appearance of discrimination. We cannot assure you that an employee will not violate our policy against discrimination and violate the fair housing laws. Such a violation could subject us to legal action and awards of damages.

Because most of our directors have personal interests that could create a conflict with the interests of our stockholders, we may make decisions that are not in your best interest.

         Of our six directors, five have personal interests that could create a conflict between what is in the best interest of our security holders and what is in the best interest of each such director.

o        Messrs. Wilkerson and Payne are executive officers of the company;
o Messrs. Chrysson and Gilley own significant stakes in the operating partnership; and
o Mr. Weidhorn is the managing member of the owner of all of the outstanding shares of our Series B Cumulative Convertible
         Preferred Stock (the "Series B Preferred Stock").

         These relationships are discussed in detail under item 13 of our Annual Report on Form 10-K for the year ended December 31, 2004, which report is incorporated by reference into this Prospectus. See "Where You Can Find More Information." Such conflicts of interests could influence board members to take action that is not in the best interest of our security holders.

If we do not qualify as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability.

         Beginning with our taxable year ended December 31, 1987, we have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. We believe that beginning with that taxable year we have been organized and have operated in a manner that enables us to qualify for taxation as a REIT, and we intend to continue to operate in such a manner. We can provide no assurance, however, that we have operated or will operate in a manner so as to qualify or remain qualified as a REIT. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service that we qualify as a REIT. Before we file a pre-effective amendment to the registration statement of which this prospectus is a part, we will request an opinion from the law firm of DLA Piper Rudnick Gray Cary US LLP that we have been organized, and have operated, in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code for our taxable year that ended December 31, 2004 and that, our present and proposed method of operation will permit us to continue to so qualify.

         You should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and our continued qualification as a REIT will depend on, our meeting various requirements. Such requirements are discussed in more detail under the heading "Federal Income Tax Considerations -- Requirements for Qualification." Finally, any opinion will be based on certain representations we will make to DLA Piper Rudnick

Gray Cary US LLP, which will not independently verify or investigate the correctness of those representations.

         If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates. We also could be subject to the federal alternative minimum tax. Unless we are entitled to relief under specific statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for distribution to you would be reduced substantially for each of the years involved. See "Federal Income Tax Considerations -- Failure to Qualify."

         At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a shareholder.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

         As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth. See "Federal Income Tax Considerations -- Annual Distribution Requirements."

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

         Even if we qualify as a REIT, we and our subsidiaries will be subject to certain federal, state and local taxes on our income and property that could reduce operating cash flow.

Our charter does not permit ownership in excess of 9.8% of our capital stock, and attempts to acquire our capital stock in excess of the 9.8% limit are void without prior approval from our board of directors.

         Our charter limits ownership of our capital stock by any single stockholder to 9.8% of the outstanding shares. The charter also prohibits anyone from buying shares if the purchase would cause us to lose our REIT status. This could happen if a share transaction results in fewer than 100 persons owning all of our shares or five or fewer persons, applying certain broad attribution rules of the Internal Revenue Code, owning 50% or more of our shares. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, we:

o        will consider the transfer to be null and void;

o        will not reflect the transaction on our books;
o        may institute legal action to enjoin the transaction;
o will not pay dividends or other distributions with respect to those shares;
o        will not recognize any voting rights for those shares;
o        will consider the shares held in trust for the benefit of the company;
         and
o will either direct the affected person to sell the shares and turn over any profit to us, or we will redeem the shares. If we redeem the shares, it will be at a price equal to the lesser of:

                   (a)         the price paid by the transferee of the shares or

                   (b) the average of the last reported sales prices on the American Stock Exchange on the 10 trading days immediately preceding the date fixed for redemption by our board of directors.

An individual who acquires shares that violate the above rules bears the risk that (1) he may lose control over the power to dispose of the shares, (2) he may not recognize profit from the sale of such shares if the market price of the shares increases and (3) he may be required to recognize a loss from the sale of such shares if the market price decreases.

Because provisions contained in Maryland law and our governing documents discourage hostile takeover attempts, investors may be prevented from receiving a "control premium" for their shares.

         Provisions contained in our charter and bylaws, as well as Maryland general corporation law and the partnership agreement of the Operating Partnership, discourage hostile takeovers, which may prevent stockholders from receiving a "control premium" for their shares. These provisions include the following:

o Ownership Limit. The 9.8% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors.

o Required Consent of the Operating Partnership for Significant Corporate Action. A provision in the operating partnership agreement prohibits us from engaging in certain transactions that could result in a change of control without the approval of the holders of a majority of the outstanding units, including units that we own. While we expect that we will always hold a majority of the outstanding units, we cannot guarantee that this will be the case. If we ever own less than a majority of the outstanding units, this voting requirement might limit the possibility for an acquisition or change in control of the company, even if such acquisition or change in control would be in your (the stockholders') best interests. As of March 31, 2005, we owned approximately 79% of the operating partnership common units and 100% of the operating partnership preferred units.

o Anti-Takeover Protections of Operating Partnership Agreement. The operating partnership agreement contains provisions relating to limited partners' redemption rights in the event of certain changes of control of the company. These provisions require an acquiror to maintain the operating partnership structure and to maintain a limited partner's right to continue to hold units with future redemption rights. Such provision could have the effect of discouraging a third party from making an acquisition proposal, even if such proposal were in our stockholders' best interests.

o Poison Pill. We adopted a preferred share purchase rights plan (sometimes referred to as a "poison pill") in March 1999. The plan involves the issuance of preferred share purchase rights to all stockholders. The rights entitle stockholders to purchase capital stock at a discount if a person or group purchases or makes a tender offer for 15% or more of our common stock. Our board of directors may redeem the rights at $.01 per right until the acquisition of 15% or more of our common stock by a person or group. The purpose of the poison pill is to ensure that any potential purchaser of the company must negotiate with our board before an acquisition. The poison pill may discourage offers for the company, even those in the best interest of the stockholders.

o Maryland's Unsolicited Takeovers Act. In 1999, the State of Maryland enacted legislation that enhances the power of Maryland corporations to protect themselves from unsolicited takeovers. Among other things, the legislation permits our board, without stockholder approval, to amend our charter to:

                o     stagger our board of directors into three classes;
                o provide that only remaining directors may fill a vacancy on the board;
                o     provide that only the board can fix the size of the board;
                      and
                o require that special stockholder meetings may only be called by holders of a majority of the voting shares entitled to be cast at the meeting.

If we lose any of our executive officers, our operating performance could suffer.

         We are dependent on the efforts of our executive officers, particularly
D. Scott Wilkerson, Philip S. Payne, Pamela B. Bruno and Eric S. Rohm. While we believe that we could find replacements for these key personnel, if necessary, the loss of their services could have an adverse effect on our operations. Messrs. Wilkerson, Payne and Rohm and Ms. Bruno have entered into employment contracts with us.

                                 Use of Proceeds

                  We will not receive any cash proceeds from the sale of any shares offered hereby. In connection with the issuance of 39,270 shares of common stock offered by us through this prospectus, we will generally receive one unit in the operating partnership for each share of common stock. This will have the effect of increasing our proportionate ownership in the operating partnership. Only the selling stockholders described below will receive any consideration paid for the other 1,134,628 shares of common stock that may be sold in this offering.

                              Selling Stockholders

         Among the shares of common stock included in this offering are 1,134,628 shares that may be sold by selling stockholders. We refer to these shares as the "resale shares." Of the resale shares, only 508,578 shares are currently outstanding. We may issue the remaining resale shares to the selling stockholders upon the redemption of 626,050 outstanding units in BNP Residential Properties Limited Partnership, which is the operating partnership through which we conduct our business. We refer to the initial holders of the resale shares and their pledgees, donees, distributees, transferees, or other successors-in-interest as the "selling stockholders."

            The selling stockholders may offer and sell from time to time under this prospectus any and all of the resale shares. Because the selling stockholders may offer all or some of the resale shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the resale shares that will be held by the selling stockholders after completion of the offering, no estimate can be given as to the principal amount of the common stock that will be held by the selling stockholders after completion of the offering.

         The following table sets forth, for each selling stockholder, the amount of our common stock owned and the number of shares of common stock offered hereby. The number of shares of common stock provided in the following table includes the number of shares that may be acquired by each selling stockholder upon redemption of outstanding operating partnership units.

         None of the selling stockholders has had any position, office, or other relationship material to us, with us or any of our affiliates, within the past three years except as described below:

        o each of Paul G. Chrysson and W. Michael Gilley serve as directors of the company and own significant stakes in the operating partnership;

        o       B. Mayo Boddie served on our board of directors until May 2004;

        o       Nicholas B. Boddie, along with other family members including
                B. Mayo Boddie, are the sole owners of Boddie-Noell Enterprises, Inc., an entity to which we lease 40 restaurant properties; and

        o Messrs. Boddie were the sole shareholders of Boddie Investment Company which we acquired in January 2005.


                                                                  Shares
                                                 Shares          Offered
           Name                                   Owned           Hereby


           B. Mayo Boddie                        469,712        254,289
           Nicholas B. Boddie                    370,489        254,289
           Chimney Rock Associates, L.P.          41,752 (1)       2482 (1)
           Paul G. Chrysson                      267,612 (1)       1539 (1)
           James G. Chrysson                     278,082 (1)       1539 (1)
           Matthew G. Gallins                    215,003 (1)       1539 (1)
           W. Michael Gilley                     265,991 (1)       1539 (1)
           Dr. James D. Yopp                     428,614 (1)       1539 (1)
           Grover F. Shugart                     227,419 (1)    227,419 (1)
           Brian D. Shugart                      168,075 (1)    168,075 (1)
           Family Homes, LLC                     131,038 (1)    131,038 (1)
           Shugart Management, Inc.               89,341 (1)     89,341 (1)


           (1) Number of shares shown includes shares that may be issued upon redemption of outstanding units in our operating partnership even if not currently redeemable.

                              Plan of Distribution

            This prospectus relates to the offer and sale (i) by us of 39,270 shares of common stock that we are offering and may sell in exchange for the same number of units in BNP Residential Properties Limited Partnership, which is the operating partnership through which we conduct substantially all of our business, (ii) by selling stockholders of 626,050 shares of our common stock, which shares we may issue upon redemption of a like number of units in the operating partnership and (iii) by selling stockholders of 508,578 outstanding shares of our common stock. Our common stock is listed on the American Stock Exchange, trading under the symbol "BNP."

         The selling stockholders or the company may distribute the securities from time to time in one or more transactions at:

                o       a fixed price;
                o       at market prices prevailing at the time of sale;
                o       at prices related to prevailing market prices; or
                o       at negotiated prices.

         The selling stockholders or the company may, from time to time, sell any or all of the shares of common stock offered under this prospectus:

                o through underwriting syndicates represented by one or more managing underwriters;
                o       to or through underwriters or broker-dealers;
                o       through agents; or
                o       directly to one or more purchasers.

         The selling stockholders may also engage in short sales or in short sales against the box (including transactions involving short sales by broker-dealers), puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. Further, the selling stockholders may sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus. Alternatively, the selling stockholders may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus. Upon being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file a prospectus supplement, if required under the Securities Act.

         Sales through underwriters may be on a firm commitment or best-efforts basis. We will describe the name or names of any underwriters, broker-dealers or agents and the purchase price of the securities in a prospectus supplement relating to the securities. Furthermore, from time to time, we may engage in transactions with these underwriters, broker-dealers and agents in the ordinary course of business.

         Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker-dealer, we will file a prospectus supplement, if required under the Securities Act, pursuant to Rule 424(b) under the Securities Act, disclosing: (1) the name of the selling stockholder and of the participating broker-dealer(s) or underwriter(s), (2) the number of shares involved, (3) the price at which such shares were or will be sold, (4) the commissions paid or to be paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable, (5) that, as applicable, such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (6) other facts material to the transaction.

         Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Each broker-dealer engaged by the selling stockholders must be registered or licensed in each state in which such broker-dealer conducts offers and sales of the selling stockholders' shares. The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock (by either the selling stockholders or the broker-dealers) may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders.

         We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The selling stockholders may agree to indemnify any agent or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act. We have agreed to pay all fees and expenses incident to the registration of the shares of common stock to be sold by the selling stockholders.


                           Description of Common Stock

General


         Our charter gives us the authority to issue up to 100.0 million shares of common stock. The par value of the common stock is $.01 per share. Under Maryland law, stockholders generally are not responsible for a corporation's debts or obligations. At May 19, 2005, we had 9,244,812 shares of common stock issued and outstanding. This does not include shares issuable upon the redemption of any operating partnership units; shares issuable under currently outstanding options or warrants held by officers, employees and directors; shares that may be issued under our Dividend Reinvestment and Stock Purchase Plan; or shares that may be issued upon conversion of outstanding shares of Series B Preferred Stock.

         Our board of directors previously authorized us to issue all of the currently outstanding common stock. The board has also authorized the issuance of the stock issuable upon redemption of outstanding operating partnership units and upon conversion of outstanding shares of Series B Preferred Stock. The common stock we have previously sold has been fully paid for and is non-assessable. When we issue stock upon redemption of units or conversion of Series B Preferred Stock, such stock will also be fully paid for and non-assessable. Non-assessable means that we cannot ask stockholders for more money for the stock after they have purchased it.

         As a holder of common stock, you will be entitled to receive distributions based on common stock if our board of directors declares such distributions. However, your rights to receive distributions are subordinated to the rights of the holders of our Series B Preferred Stock and may be subordinated to other preferred stock we may issue in the future. In any liquidation, each outstanding common share entitles its holder to share (based on the percentage of shares held) in the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders. We have paid quarterly distributions on our common stock since the period ending June 30, 1987, and we intend to continue to pay quarterly distributions.

         Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. See " -- Ownership Limitations and Restrictions on Transfers." There is no cumulative voting in the election of directors. This means that the holders of a majority of the common stock can elect all of the directors and the holders of the remaining common stock could not elect any director.

         As a common stockholder in the company, you will have no conversion, sinking fund or redemption rights or preemptive rights. A conversion feature is one where a stockholder has the option to convert his shares to a different security, such as debt or preferred stock. A redemption right is one where a stockholder will have the right to redeem his shares (for cash or other securities) at some point in the future. Sometimes a redemption right is paired with an obligation of the company to create an account into which such company must deposit money to fund the redemption (i.e., a sinking fund). Preemptive rights are rights granted to stockholders to subscribe for a percentage of any other securities we may offer in the future based on the percentage of shares owned.

         We will furnish you with annual reports containing audited consolidated financial statements. The financial statements will contain an opinion of our independent public accountants. We will also furnish you quarterly reports for the first three quarters of each year. These reports will contain unaudited financial information.

         All common stock will have equal distribution, liquidation and voting rights.

Business Combinations

         The Maryland General Corporation Law limits our ability to merge with another corporation if we will not be the surviving entity in the merger. Maryland law also limits our ability to sell all or substantially all of our assets. We can enter into these transactions, however, if our board of directors adopts a resolution declaring the proposed transaction advisable and a majority of stockholders entitled to vote approves the transaction.

         The practical effect of this limitation is that any action required or permitted to be taken by our stockholders may only be taken if it is properly brought before an annual or special meeting of stockholders. Our bylaws further provide that in order for a stockholder to properly bring any matter before a meeting, the stockholder must comply with requirements regarding advance notice. The foregoing provisions could have the effect of delaying until the next annual meeting stockholder actions that the holders of a majority of our outstanding voting securities favor. These provisions may also discourage another person from making a tender offer for the company's common stock, because such person or entity, even if it acquired a majority of the company's outstanding voting securities, would likely be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting.

         Maryland law also establishes special requirements with respect to business combinations between Maryland corporations and interested stockholders unless exemptions apply. Among other things, the law prohibits for five years a merger and other similar transactions between a company and an interested stockholder and requires a supermajority vote for such transactions after the end of the five-year period. Our charter contains a provision exempting us from the Maryland business combination statute. However, we cannot assure you that this charter provision will not be amended or repealed at any point in the future.

Transfer Agent; Listing of Common Stock

         The common stock is listed on the American Stock Exchange. The transfer agent and registrar for the common stock is Wachovia Bank, N.A.

Classification of Board of Directors, Vacancies and Removal of Directors

         Except for the director elected by the holder of our Series B Preferred Stock, the directors on our board of directors are divided into three classes, and each of these directors (a "Common Stock Director") serves for a three-year term. A Common Stock Director may only be removed for cause by the affirmative vote of two-thirds of our outstanding common stock. The staggered terms of our directors and the difficulty of removing them may discourage offers for the company or make an acquisition of the company more difficult, even when an acquisition is in the best interests of the stockholders.

         Our charter and bylaws provide that a majority of the remaining directors or the stockholders may fill any vacancy on the board of directors. However, under recently enacted Maryland law, the board of directors can claim the exclusive right to fill vacancies even though the charter and bylaws provide otherwise. In addition, our bylaws provide that only the board of directors may increase or decrease the number of persons serving on the board of directors. These provisions preclude stockholders from removing incumbent directors, except for cause and upon a substantial affirmative vote, and from filling the vacancies created by such removal with their own nominees until the next annual meeting of stockholders.

Ownership Limitations and Restrictions on Transfers

         To maintain our REIT qualification, five or fewer persons cannot own 50% or more in value of our outstanding capital stock during the last half of a taxable year. Additionally, at least 100 persons must own the capital stock during at least 335 days per year. See "Federal Income Tax Considerations -- Requirements for Qualification." To help ensure we meet these tests, our charter provides that no person may own more than 9.8% of our issued and outstanding capital stock. For purposes of this provision, the company treats corporations, partnerships, groups within Section 13(d)(3) of the Securities Exchange Act of 1934 and other entities as single persons. The board of directors has discretion to waive this ownership limit upon receipt of an acceptable opinion of counsel that the waiver would not cause an individual to be deemed to own more than 9.8% of our capital stock. Attempts to acquire our capital stock in excess of the 9.8% limit are void without such approval from our board of directors. All certificates representing shares of capital stock bear a legend referring to these restrictions.

         The restrictions on transferability and ownership will not apply if the board of directors and the stockholders holding two-thirds of our outstanding shares of capital stock determine that it is no longer in our best interest to be a REIT. We have no intention to seek to change our REIT status.

         If you own more than 5% of our common stock or preferred stock, you must file a written notice with us no later than January 30 of each year. This notice should contain your name and address, the number of shares of common stock or preferred stock you own and a description of how you hold the shares. In addition, you will be required, if we ask, to disclose to us in writing any information we need in order to determine the effect of your ownership of such shares on our status as a REIT.

         These ownership limitations could have the effect of precluding a third party from obtaining control over the company unless the board of directors and the stockholders determine that maintaining REIT status is no longer desirable.

Limitations of Liability and Indemnification of Directors and Officers

         Maryland corporation law and our charter exculpate each director and officer in actions by the company or by stockholders in derivative actions from liability unless the director or officer has received an improper personal benefit in money, property or service or he has acted dishonestly, as established by a final judgment of a court.

         Our charter also provides that the company will indemnify a present or former director or officer against expense or liability in an action to the fullest extent permitted by Maryland law. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses they incur in connection with any proceeding to which they are a party because of their service as an officer, director or other similar capacity. However, Maryland law prohibits indemnification if a court establishes that:

        o the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

        o the director or officer actually received an improper personal benefit in money, property or services; or

        o in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

         The exculpation and indemnification provisions in the charter have been adopted to help induce qualified individuals to agree to serve on behalf of the company by providing a degree of protection from liability for alleged mistakes in making decisions and taking actions. You should be aware, however, that these provisions in our charter and Maryland law give you a more limited right of action than you otherwise would have in the absence of such provisions. We also maintain a policy of directors and officers liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.

Amendment of Charter and Bylaws

         Our charter may be amended with the affirmative vote of at least a majority of the shares of capital stock outstanding and entitled to vote thereon, voting together as a single class. Certain provisions of the charter may not, however, be amended without the approval of the holders of two-thirds of the shares of the capital stock of the company outstanding and entitled to vote, voting together as a single class. Our bylaws generally may be amended by the Board of Directors or the stockholders.

                         Description of Preferred Stock

         Our charter gives us authority to issue up to 10.0 million shares of preferred stock. The par value of the preferred stock is $0.01 per share. Under our charter, our board of directors has the authority to issue one or more series of preferred stock. Prior to issuing shares of each series, the Maryland General Corporate Law and our charter require the board of directors to fix the terms for each series. Such terms could include the right to receive distributions and liquidation payments before such can be made on the common stock. As of the date of this prospectus, we have only one class of preferred stock outstanding, the Series B Preferred Stock.

         We have issued 909,090 shares of Series B Preferred Stock at a price of $11.00 per share. Each share of Series B Preferred Stock has a liquidation preference of $11.00 and an initial dividend yield of 10% through December 2009, then 12% for two years, and thereafter the greater of 14% or 900 basis points over the five-year Treasury rate. The holders of the Series B Preferred Stock will have the right to convert each Series B share into one share of the company's common stock after December 28, 2004 or in certain circumstances, such as a change of control or if the company calls the Series B stock for redemption. We have the right to call the Series B Preferred for redemption at any time. If we call the Series B for redemption, the holders of the Series B Preferred can convert their shares to common by multiplying the number of shares of Series B Preferred to be converted by a conversion ratio. The conversion ratio is initially set at one-to-one and is adjusted for stock splits, stock dividends, and the like, as well as for certain issuances below $11.00 per share.

         If we call the Series B for redemption and the holders of the Series B do not elect to convert their shares, the redemption price would be the greater of:

   o        $11.00 per share or
   o the current market price of our common stock times the number of Series B Preferred shares (adjusted for any changes to the conversion ratio).

         The holders of the Series B Preferred Stock are entitled to elect annually one member of our board of directors but are generally not entitled to vote on matters submitted to stockholders. Dividends on preferred shares are subject to declaration by the board of directors. If, however, we fail to pay dividends on the Series B Preferred Stock for two consecutive quarters, the holders of the Series B Preferred Stock will be entitled to elect at least one-third of our directors, and certain company actions will require the approval of more than two-thirds of the board.

         The Series B Preferred Stock is not being registered for issuance or resale under this prospectus.

               Partnership Agreement of the Operating Partnership

         We organized the operating partnership under the Delaware Revised Uniform Limited Partnership Act, as amended. The following summary of the partnership agreement is qualified by reference to the actual partnership agreement. We have filed a copy of the partnership agreement as an exhibit to the registration statement of which this prospectus is a part.

General

         We conduct substantially all of our activities through the operating partnership. The operating partnership is a Delaware limited partnership. As the sole general partner, we have the exclusive power to manage and conduct the business of the operating partnership and have the rights and powers permitted to the general partner of a Delaware limited partnership. In addition to other rights, investors who hold units in the operating partnership have such rights and powers as are reserved to limited partners under Delaware law, but have no authority to transact business for, or participate in the management activities or decisions of, the operating partnership. The limited partners do not have the right to remove us as the general partner.

         The operating partnership agreement provides that we may not, without the consent of a majority of the holders of units, sell or otherwise dispose of all or substantially all of the operating partnership's assets (including through a merger or other combination with another entity). We must hold substantially all of our property through the operating partnership.

Allocation of Distributions, Profits and Losses

         The operating partnership agreement provides, except as noted below, that the net operating cash of the operating partnership available for distribution, as well as net sales and refinancing proceeds, will be distributed from time to time as determined by the company (but not less frequently than quarterly), pro rata in accordance with the partners' percentage interests. Profits and losses for tax purposes will also generally be allocated among the partners in accordance with their percentage interests, subject to compliance with applicable laws, such as those noted under "Federal Income Tax Considerations -- Tax Aspects of the Operating Partnership -- Tax Allocations With Respect To Our Properties."

Transferability of Interests

         The operating partnership agreement generally provides that we may not withdraw from the operating partnership, or transfer or assign our interest in the operating partnership. The limited partners, on the other hand, generally may transfer all or a portion of their interests in the operating partnership to a transferee. No person receiving such a transfer, however, will be admitted to the operating partnership as a substitute limited partner having the rights of a limited partner without our consent. Additionally, the transferee must meet certain other conditions, including agreeing to be bound by the terms and conditions of the operating partnership agreement.

Additional Capital Contributions; Issuance of Additional Partnership Interests

         The operating partnership agreement does not require any limited partner to make additional capital contributions to the operating partnership. We, however, are obligated to make certain additional capital contributions to the operating partnership in connection with the issuance of additional units to the company.

         The operating partnership agreement authorizes us to issue additional units for any partnership purpose and for such capital contributions and other consideration as we determine. The issuance of additional units to us, however, is subject to certain limitations. First, we may not issue additional units to ourselves unless we issue the additional units to all partners in proportion to their respective partnership interests. Alternatively, we may issue additional units to ourselves in connection with our issuing capital stock, provided that the net proceeds of the capital stock issuance are contributed to the operating partnership as an additional capital contribution.

         If we issue additional capital stock and make a capital contribution to the operating partnership, the capital contribution must be in an amount equal to the proceeds we receive from the issuance of the additional capital stock. The operating partnership will then issue additional units with similar designations, preferences and rights to the capital stock we issued. For example, if we issue 6% preferred stock, the operating partnership must issue 6% preferred units. If additional partnership interests are issued, the partnership interests of all existing partners of the operating partnership will be diluted proportionately.

Redemption of Operating Partnership Units

         The operating partnership is obligated to redeem each unit at the request of the holder after a period of at least one year from issuance for cash equal to the then fair market value of each share of common stock at the time of such redemption. The company may, however, elect to acquire the unit for one share of common stock or an amount of cash of the same value. We presently anticipate that we will elect to issue common stock in connection with each such redemption, rather than paying cash or having the operating partnership pay cash. If, however, units are redeemed for cash, such redemption will be at the fair market value of the units. Our percentage ownership interest in the operating partnership will increase each time we redeem units. This acquisition by us will be treated as a sale of the units to us for federal income tax purposes. When a limited partner tenders his or her units for redemption, his or her right to receive distributions with respect to the units redeemed will cease. But he or she will then have rights as a stockholder of the company from the time of his or her acquisition of common stock, including the payment of dividends.

Indemnifications and Limitation of Liability

         The operating partnership agreement provides that the general partner, and each person designated or delegated by the general partner, will be indemnified and held harmless by the operating partnership for any liabilities or expenses from any claim or proceeding that relates to the operations of the operating partnership, unless it is established that:

        o the act or omission of the person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

        o the person actually received an improper personal benefit in money, property or services; or

        o in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

The operating partnership agreement also provides that the general partner will have no personal liability to the operating partnership and its partners for monetary damages for any act or omission if the general partner acted in good faith and with due care and loyalty.

Tax Matters Partner

         As provided in the operating partnership agreement, the company is the tax matters partner of the operating partnership. This means that we make whatever tax elections must be made under the Internal Revenue Code.

Operations

         The operating partnership agreement requires the partnership to be operated in a manner that will enable the company to satisfy the requirements for being classified as a REIT and to avoid any federal income tax liability.

         Under the operating partnership agreement, the operating partnership will assume and pay, or reimburse us for payment of, all expenses incurred relating to the ownership and operation of, or for the benefit of, the operating partnership, including all expenses of the company.

Term

         The term of the operating partnership continues until December 31, 2097, or until sooner dissolved pursuant to the terms of the operating partnership agreement.

Exercises of Stock Options

         If options to acquire common stock that we have granted are exercised, the operating partnership agreement requires us to contribute to the operating partnership as an additional contribution the exercise price we receive. For any given number of shares, we will thus receive less than their fair value (assuming the option holder exercises when the fair value exceeds the option price). We will receive from the operating partnership, in exchange for the proceeds we contribute, additional units equal to the number of shares we issued, even though we will not be paying the full fair value for those units. Under the terms of the operating partnership agreement, we will be deemed to have contributed the fair value of the units.

Other

         The operating partnership agreement provides that substantially all of our business activities must be conducted through the operating partnership or subsidiary partnerships or corporations.

         The operating partnership is authorized to enter into transactions with partners or their affiliates, as long as the terms of such transactions are fair and reasonable and no less favorable to the operating partnership than would be obtained from an unaffiliated third party.



                        Federal Income Tax Considerations

         The following discussion describes the material federal income tax consequences relating to our taxation as a REIT and the purchase, ownership and disposition of our stock.

         Because this summary is intended only to address material federal income tax consequences relating to the ownership and disposition of our stock, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

o the tax consequences to you may vary depending upon your particular tax situation;

o special treatment under the tax laws may apply that we do not discuss below, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company or otherwise subject to special tax treatment under the Internal Revenue Code;

o this summary generally does not address state, local or non-U.S. tax considerations;

o this summary deals only with our shareholders that hold stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code; and

o we do not intend this discussion to be, and you should not construe it as, tax advice.

         You should review the following discussion and consult with your own tax advisor to determine the effect of ownership and disposition of our stock on your individual tax situation, including any state, local or non-U.S. tax consequences.

         The specific tax attributes of a particular shareholder could have a material impact on the tax considerations associated with the purchase, ownership and disposition of common shares. Therefore, it is essential that each prospective shareholder consult with his or her own tax advisors with regard to the application of the federal income tax laws to the shareholder's personal tax situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

         We base the information in this section on the current Internal Revenue Code, current final, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code and current administrative interpretations and practices of the Internal Revenue Service (the "Internal Revenue Service"), including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not obtained any rulings from the Internal Revenue Service concerning the tax treatment of the matters discussed below. Thus, it is possible that the Internal Revenue Service could challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

Taxation of BNP Residential Properties, Inc. as a REIT

         Beginning with our taxable year ended December 31, 1987, we elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. We believe that beginning with that taxable year we have been organized and have operated in a manner to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to be organized and operated in such a manner. However, given the complexity of the REIT qualification requirements, we cannot provide any assurance that the actual results of our operations have satisfied or will satisfy the requirements under the Internal Revenue Code for a particular year.

         DLA Piper Rudnick Gray Cary US LLP will act as tax counsel to us in connection with this offering and will be asked to give the opinion that we have been organized, and have operated, in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code for our taxable year that ended December 31, 2004, and that our present and proposed method of operation will permit us to continue to so qualify. Any opinion from DLA Piper will be based on our representations with respect to factual matters concerning our business operations and our properties. DLA Piper will not independently verify these facts. In addition, our qualification as a REIT is dependent, among other things, upon our meeting the various qualification tests imposed by the Internal Revenue Code discussed below, including through annual operating results, asset diversification, distribution levels, and diversity of stock ownership each year. We have not yet prepared our tax returns for tax reporting purposes for the taxable year that ended December 31, 2004. Accordingly, no assurance can be given that we satisfied the requirements to be a REIT during the taxable year that ended December 31, 2004. Accordingly, because our satisfaction of such requirements will depend upon future events, including the final determination of financial and operational results, no assurance can be given that we will continue to satisfy the REIT requirements for those taxable years.

         In any year in which we qualify for taxation as a REIT, we generally will not be subject to federal income tax on the income we currently distribute to our stockholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct distributions paid to its stockholders, substantially eliminating the federal "double taxation" on earnings that usually results from investments in a corporation (once at the corporate level when earned and once again at the stockholder level when distributed). Nevertheless, we will be subject to federal income tax as follows:

         First, we will be taxed at regular corporate rates on our undistributed "REIT taxable income," or undistributed net capital gains.

         Second, we may be subject to the "alternative minimum tax" on our items of tax preference.

         Third, we will be subject to tax at the highest corporate income tax rate on net income from "foreclosure property" (generally property we acquire through foreclosure or after default on a loan secured by the property or a lease of the property) held primarily for sale to customers in the ordinary course of business and other non-qualifying income from foreclosure property.

         Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than foreclosure property, that is held primarily for sale to customers in the ordinary course of business but that is not foreclosure property), we will be subject to a 100% tax on such income.

         Fifth, if we fail to satisfy either the 75% or 95% gross income test (discussed below) but have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the gross income attributable to the greater of: (a) the amount by which we fail the 75% gross income test or (b) the amount by which we fail the 95% gross income test, in either case multiplied by a fraction intended to reflect our profitability.

         Sixth, from and after the taxable year ending December 31, 2005, if we fail to satisfy any of the REIT asset tests (described below) by more than a de minimis amount, due to reasonable cause, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets.

         Seventh, from and after the taxable year ending December 31, 2005, if we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income or asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

         Eighth, if we fail to distribute each year at least the sum of:

         (1)      85% of our REIT ordinary income for such year;

         (2)      95% of our REIT capital gain net income for such year; and

         (3)      any undistributed taxable income from prior periods,

then we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed and (b) retained amounts on which income tax is paid at the corporate level.

         Ninth, if we acquire assets from a corporation generally subject to full corporate-level tax in a transaction in which our initial basis in the assets is determined by reference to the transferor corporation's basis in the assets, and we subsequently recognize gain on the disposition of any such asset during the 10-year period beginning on the date on which we acquired the asset, then we generally will be subject to tax at the highest regular corporate income tax rate on the lesser of the amount of gain that we recognize at the time of the sale or disposition and the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

         Tenth, subject to certain exceptions, we will be subject to a 100% tax on transactions with our "taxable REIT subsidiaries" if such transactions are not at arm's length.

         If we fail to qualify for taxation as a REIT in any taxable year, and the relief provision described herein do not apply, we will be subject to tax on our taxable income at regular corporate rates. We also may be subject to the corporate "alternative minimum tax." As a result, our failure to qualify as a REIT would significantly reduce the cash we have available to distribute to our shareholders. Unless entitled to statutory relief, we would be disqualified as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether we would be entitled to statutory relief.

Requirements for Qualification

         Our qualification and taxation as a REIT depend on our ability to satisfy various requirements under the Internal Revenue Code. We are required to satisfy these requirements on a continuing basis through actual annual operating and other results. Accordingly, there can be no assurance that we will be able to continue to operate in a manner so as to remain qualified as a REIT.

Organizational Requirements

         The Internal Revenue Code defines a REIT as a corporation, trust or association that:

     (1) is managed by one or more trustees or directors;

     (2) uses transferable shares or transferable certificates to evidence beneficial ownership;

     (3) would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

     (4) is neither a financial institution nor an insurance company within the meaning of the applicable provisions of the Internal Revenue Code;

     (5) has at least 100 persons as beneficial owners;

     (6) during the last half of each taxable year, is not closely held, i.e., not more than 50% of the value of its outstanding stock is owned, directly or indirectly, by five or fewer "individuals," as defined in the Internal Revenue Code to include certain entities;

     (7) files an election or continues such election to be taxed as a REIT on its return for each taxable year; and

     (8) meets other tests described below, including with respect to the nature of its assets and income and the amount of its distributions.

         The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (6), an "individual" generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust. In addition, our Articles of Incorporation currently include certain restrictions regarding transfer of our capital stock which are intended to assist us in continuing to satisfy conditions (5) and (6) noted above. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we have violated condition (6), we will be deemed to have satisfied condition (6) for that taxable year.

         In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

         If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local income taxation in some states. Other entities that are wholly owned by a REIT, including single member limited liability companies, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Thus, in applying the requirements described herein, all assets, liabilities, and items of income, deduction, and credit of a disregarded entity owned by a REIT will be treated as assets, liabilities, and items of income, deduction, and credit of the REIT.

         A "taxable REIT subsidiary" of ours is a corporation in which we directly or indirectly own stock and that elects, together with us, to be treated as a taxable REIT subsidiary of ours. In addition, if a taxable REIT subsidiary of ours owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular "C" corporation. BNP Residential Properties, Inc. owns direct or indirect interests in one taxable REIT subsidiary -- BNP Management, Inc.

         Generally, a taxable REIT subsidiary can perform some impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, the Internal Revenue Code limits the ability of a taxable REIT subsidiary to deduct interest payments in excess of a certain amount made to the REIT. In addition, we must pay a 100% tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Currently, our taxable REIT subsidiary has no assets or operations.

         In the case of a REIT that is a partner in a partnership, the REIT will be deemed to own its proportionate share (based on its capital interest in the partnership and any debt securities issued by such partnership held by the REIT) of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT. Thus, our proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as our assets, liabilities and items of income for purposes of applying and meeting the various REIT requirements. In addition, the Operating Partnership's proportionate share of the assets, liabilities and items of income with respect to any partnership (including any limited liability company treated as a partnership) in which it holds an interest would be considered assets, liabilities and items of income of the Operating Partnership for purposes of applying and meeting the various REIT requirements.

Income Tests

         To maintain qualification as a REIT, we must meet two gross income requirements annually. First, we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year from investments relating to real property including investments in other REITs or mortgages on real property (including "rents from real property" and, in certain circumstances, interest), and, as described below, income from certain temporary investments. Second, we must derive at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year from any combination of income qualifying under the 75% test and dividends, non-real estate mortgage interest or gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

         Prior to investing amounts received from issuance of our stock and certain securities in real property assets, we may invest in liquid assets such as government securities or certificates of deposit, but earnings from those types of assets are qualifying income under the 75% gross income test only for one year from the receipt of proceeds. Accordingly, to the extent that we have not invested the offering proceeds in properties prior to the expiration of this one-year period, in order to satisfy the 75% gross income test, we may invest the offering proceeds in less liquid investments approved by our board of directors such as certain mortgage-backed securities or shares in other REITs. We intend to trace offering proceeds received for purposes of determining the one-year period for "new capital investments." The Internal Revenue Service has not issued any rulings or regulations under the provisions of the Internal Revenue Code governing "new capital investments," so there can be no assurance that the Internal Revenue Service will agree with this method.

         Rents we receive or that we are deemed to receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person but can be based on a fixed percentage of gross receipts or gross sales. Second, "rents from real property" excludes any amount received directly or indirectly from any tenant if we own, or are treated as owning, 10% or more of
(i) the total combined voting power of all classes of voting stock of a corporate tenant, (ii) the total value of shares of all classes of stock of a corporate tenant, or (iii) the interests in total assets or net profits in any tenant which is an entity that is not a corporation. Third, rent attributable to personal property is generally excluded from "rents from real property," except where such personal property is leased in connection with such real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received under the lease.

         Finally, amounts that are attributable to services furnished or rendered in connection with the rental of real property, whether or not separately stated, will not constitute "rents from real property" unless such services are customarily provided in the geographic area in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Customary services that are not provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances and the collection of trash) can be provided directly by the REIT. Where, however, such services are provided primarily for the convenience of the tenants or are provided to such tenants, such services must be provided by an independent contractor or a taxable REIT subsidiary. In the event that an independent contractor provides such services, the REIT must adequately compensate any such independent contractor, the REIT must not derive any income from the independent contractor and neither the independent contractor nor certain of its stockholders may, directly or indirectly, own more than 35% of the REIT, taking into consideration the applicable attributed ownership. Non-customary services that are not performed by an independent contractor or taxable REIT subsidiary in accordance with the applicable requirements will result in impermissible tenant service income to us to the extent of the income earned (or deemed earned) with respect to such services. If the impermissible tenant service income exceeds 1% of our total income from a property, all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant services does not exceed 1% of our total income from the property, the services will not cause the rent paid by tenants of the property to fail to qualify as rents from real property, but the impermissible tenant services income will not qualify as "rents from real property."

         We do not currently charge and do not anticipate charging rent that is based in whole or in part on the income or profits of any person. We also do not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rent attributable to such lease or receiving rent from related party tenants.

         The Operating Partnership provides certain services with respect to our properties. We believe that these services are usually or customarily rendered only in connection with the rental of space for occupancy and are not otherwise rendered to the tenants. Therefore, we believe that the provision of such customary services will not cause rents received with respect to our properties to fail to qualify as "rents from real property." Noncustomary services and services rendered primarily for the tenants' convenience will be provided by an independent contractor or a taxable REIT subsidiary to avoid jeopardizing the qualification of rent as "rents from real property."

         Fees to perform property management services for apartment properties that we do not own will not qualify under the 75% or the 95% gross income tests. Either the REIT or the Operating Partnership also may receive certain other types of income with respect to our properties that will not qualify for either of these tests. We, however, believe that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause us to exceed the limits for non-qualifying income under the 75% and 95% gross income tests.

         If we fail one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under a certain provision of the Internal Revenue Code. This relief generally will be available if: (1) our failure to meet such gross income tests is due to reasonable cause and not due to willful neglect; and (2) we properly disclose this failure to the Internal Revenue Service. As discussed above in "Federal Income Taxation of BNP Residential Properties, Inc.," even if this relief provision applies, a 100% tax would be imposed on the greater of the amount by which we fail the 75% gross income test or the amount by which we fail the 95% gross income test, in either case multiplied by a fraction intended to reflect our profitability. We, however, cannot state whether in all circumstances we would be entitled to the benefit of this relief provision. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally receive exceeds the limits on such income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT.

Asset Tests

         At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash and cash items (including receivables) and government securities. Second, not more than 25% of the value of our total assets may consist of securities (other than those securities includible in the 75% asset test). Third, except for stock or securities of REITs, qualified REIT subsidiaries, taxable REIT subsidiaries, equity interests in partnerships and other securities that qualify as "real estate assets" for purposes of the 75% asset test: (1) the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets; (2) we may not own more than 10% of any one issuer's outstanding voting securities; and (3) we may not own more than 10% of the value of the outstanding securities of any one issuer. Fourth, no more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

         Securities for purposes of the asset tests may include debt securities. The 10% value limitation will not apply, however, to (i) any security qualifying for the "straight debt exception" discussed below, (ii) any loan to an individual or an estate; (iii) any rental agreement described in Section 467 of the Internal Revenue Code, other than with a "related person"; (iv) any obligation to pay qualifying rents from real property; (v) certain securities issued by a State or any political subdivision thereof, the District of Columbia, a foreign governments, or any political subdivision thereof, or the Commonwealth of Puerto Rico; (vi) any security issued by a REIT; and (vii) any other arrangement that, as determined by the Secretary of the Treasury, is excepted from the definition of a security. For purposes of the 10% value test, any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test and any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT's interest as a partner in the partnership. There are special look-through rules for determining a REIT's share of securities held by a partnership in which the REIT holds an interest.

         The straight debt exception starts with the definition of straight debt in Section 1361 of the Internal Revenue Code (as modified) but permits certain contingent payments. The timing of payments of principal or interest may be contingent if such contingency causes specified limited changes to the debt's effective yield to maturity or the REIT does not hold more than $1 million (by face amount or issue price) of the issuer's debt instruments and not more than 12 months of unaccrued interest can be required to be prepaid on such debt instruments. In addition, the time or amount of payments may be contingent if such contingency arises only upon default or upon the issuer's exercise of a prepayment right and such contingencies are consistent with customary commercial practice.

         The straight debt exception will not apply to any securities issued by a corporation or partnership if the REIT and any controlled taxable REIT subsidiaries also own securities of such issuer that would not qualify for the straight debt exception and that are worth more than 1% of the issuer's outstanding securities.

         Our taxable REIT subsidiary has no assets or operations. As of each relevant testing date prior to the election to treat each corporate subsidiary of ours or any other corporation in which we own an interest (other than another REIT or a qualified REIT subsidiary) as a taxable REIT subsidiary, which election first became available on January 1, 2001, we believe that we did not own more than 10% of the voting securities of any such entity. In addition, we believe that as of each relevant testing date prior to the election to treat each corporate subsidiary of ours or any other corporation in which we own an interest (other than another REIT or a qualified REIT subsidiary) as a taxable REIT subsidiary of ours, our pro rata share of the value of the securities, including debt, of any such corporation or other issuer did not exceed 5% of the total value of our assets.

         With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

         After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter.

         For taxable years commencing on or after January 1, 2005, even after the 30-day cure period, if we fail the 5% securities limitation or either of the 10% securities limitations, we may avoid disqualification as a REIT by disposing of a sufficient amount of non-qualifying assets to cure the violation if the value of the assets causing the violation are de minimis (i.e., it does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000), provided that, in either case, the disposition occurs within six months following the last day of the quarter in which we first identified the violation. For violations of any of the REIT asset tests due to reasonable cause and not willful neglect that are in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking certain steps, including the disposition of sufficient non-qualifying assets within the six month period described above to meet the applicable asset test, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets and filing a schedule with the Internal Revenue Service that describes the non-qualifying assets. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.

Annual Distribution Requirements

         To qualify for taxation as a REIT, we must meet the following annual distribution requirements.

         First, we must make distributions (other than capital gain distributions) to our stockholders in an amount at least equal to (a) the sum of

     (1) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and by excluding our net capital gain), and

     (2) 90% of the net income, if any, from foreclosure property in excess of the excise tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income.

         We must pay these distributions in the taxable year to which they relate. Dividends distributed in the subsequent year, however, will be treated as if distributed in the prior year for purposes of such prior year's 90% distribution requirement if one of the following two sets of criteria are satisfied: (1) the dividends were declared in October, November, or December, the dividends were payable to stockholders of record on a specified date in such a month, and the dividends were actually distributed during January of the subsequent year; or (2) the dividends were declared before we timely file our federal income tax return for such year, the dividends were distributed in the 12-month period following the close of the prior year and not later than the first regular dividend payment after such declaration, and we elected on our tax return for the prior year to have a specified amount of the subsequent dividend treated as if distributed in the prior year. Even if we satisfy this annual distribution requirement, we will be subject to tax at regular corporate tax rates to the extent that we do not distribute all of our net capital gain or "REIT taxable income" as adjusted.

        Second, we must distribute during each calendar year at least the sum of

        (1) 85% of our ordinary income for that year,

        (2) 95% of our capital gain net income for that year, and

        (3) any undistributed taxable income from prior periods.

In the event that we do not satisfy this distribution requirement, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For these purposes, dividends that are declared in October, November or December of the relevant taxable year, payable to stockholders of record on a specified date in such month, and actually distributed during January of the subsequent year are treated as distributed in the prior year.

         Third, if we dispose of any asset, which is subject to the Built-In Gain Rules, during the 10-year period beginning on the date on which we acquired the asset, we will be required to distribute at least 90% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

         We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid the 4% excise tax. In this regard, the Operating Partnership agreement authorizes us, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

         In order for us to deduct dividends we distribute to our stockholders, such distributions must not be "preferential" within the meaning of Section 562(c) of the Internal Revenue Code. Every holder of a particular class of stock must be treated the same as every other holder of shares of such class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class.

         We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation. In such event, we may find it necessary to borrow funds to pay the required distribution or, if possible, pay taxable stock dividends in order to meet the distribution requirement or avoid such income or excise taxation.

         In the event that we are subject to an adjustment to our REIT taxable income (as defined in Section 860(d)(2) of the Internal Revenue Code) resulting from an adverse determination by either a final court decision, a closing agreement between us and the Internal Revenue Service under Section 7121 of the Internal Revenue Code, or an agreement as to tax liability between us and an Internal Revenue Service district director or a statement by us attached to an amendment or supplement to our federal income tax return, we may be able to correct any resulting failure to meet the 90% annual distribution requirement by paying "deficiency dividends" to our stockholders that relate to the adjusted year but that are paid in the subsequent year. To qualify as a deficiency dividend, the distribution must be made within 90 days of the adverse determination and we also must satisfy certain other procedural requirements. If the statutory requirements of Section 860 of the Internal Revenue Code are satisfied, a deduction is allowed for any deficiency dividend subsequently paid by us to offset an increase in our REIT taxable income resulting from the adverse determination. We, however, will be required to pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

Earnings and Profits

         Throughout the remainder of this discussion, we frequently will refer to "earnings and profits." Earnings and profits is a concept used extensively throughout corporate tax law, but it is undefined in the Internal Revenue Code. Each corporation maintains an "earnings and profits" account that helps to measure whether a distribution originates from corporate earnings or from other sources. Distributions generally decrease the earnings and profits while income generally increases earnings and profits. If a corporation has positive earnings and profits, the distributions generally will be considered to come from corporate earnings. If a corporation has no earnings and profits, distributions generally will be considered a return of capital and then capital gain.

         A REIT cannot have, at the close of any taxable year, accumulated earnings and profits attributable to any non-REIT year and remain qualified as a REIT. Therefore, in rendering their opinion regarding our qualification as a REIT, DLA Piper Rudnick Gray Cary US LLP will rely on our representation that, when we acquired BT Venture Corporation in October 1994, BT Venture Corporation did not have any accumulated earnings and profits. In the event that BT Venture Corporation did have accumulated earnings and profits and such earnings and profits were not distributed in accordance with the applicable REIT provisions, we would have ceased to qualify as a REIT upon our acquisition of BT Venture Corporation.

Failure to Qualify

         From and after the taxable year ending December 31, 2005, if we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income or asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

         If we fail to qualify as a REIT in any year and the above relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of positive current or accumulated earnings and profits, all distributions to stockholders will be dividends that are taxable to individuals at preferential rates under the Jobs and Growth Relief Reconciliation Act of 2003 through 2008. Subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction.

         Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limit on such income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause.

Taxation of U.S. Stockholders

         When we use the term "U.S. Stockholder," we mean a holder of stock that, for federal income tax purposes:

        (1)    is a citizen or resident of the United States;

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

        (2) is a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any of its political subdivisions;

        (3) is an estate the income of which is subject to federal income taxation regardless of its source, or

        (4) is a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If an entity classified as a partnership for federal income tax purposes holds our stock, the tax treatment of a partner will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding our stock should consult their tax advisors.

         For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as discussed below.

Distributions Generally

         Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute taxable dividends up to the amount of our positive current or accumulated earnings and profits. These distributions are not eligible for the dividends received deduction for corporations. These distributions will also not constitute "qualified dividend income" under Internal Revenue Code, meaning that such dividends will be taxed at marginal rates applicable to ordinary income rather than the special capital gain rates applicable to qualified dividend income distributed to shareholders who satisfy applicable holding period requirements. The portion of ordinary dividends made after December 31, 2002, which represent ordinary dividends we receive from a TRS, will be designated as "qualified dividend income" to REIT shareholders and are eligible for preferential tax rates if paid to our non-corporate shareholders. We do not anticipate that a material portion of our distributions will be treated as qualified dividend income.

         To the extent that we make a distribution in excess of our positive current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's shares of stock and then the distribution in excess of the tax basis will be taxable as gain realized from the sale of the stock. Dividends we declare in October, November, or December of any year payable to a stockholder of record on a specified date in any such month are treated as both paid by us and received by the stockholders on December 31 of the year, provided that we actually pay the dividends during January of the following calendar year. Stockholders are not allowed to include on their own federal income tax returns any of our tax losses.

Capital Gain Distributions

         Distributions to U.S. Stockholders that we properly designate as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed our actual net capital gain) for the taxable year without regard to the period for which the U.S. Stockholder has held the stock. However, corporate U.S. Stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations. In the case of individuals, long-term capital gains are generally taxable at maximum federal rates of 15% (through 2008), except that capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate to the extent of previously claimed depreciation deductions.

         We may elect to retain and pay federal income tax on any net long-term capital gain. In this instance, U.S. Stockholders will include in their income their proportionate share of the undistributed long-term capital gain. The U.S. Stockholders also will be deemed to have paid their proportionate share of the tax we paid, which would be credited against such stockholder's U.S. federal income tax liability (and refunded to the extent it exceeds such liability). In addition, the basis of the U.S. Stockholders' shares will be increased in an amount equal to the excess of the amount of capital gain included in its income over the amount of tax it is deemed to have paid.

Certain Dispositions of Stock

         In general, you will realize capital gain or loss on the sale of common stock equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition, and (2) your adjusted tax basis of such stock. Losses incurred on the sale or exchange of our stock that you held for less than six months (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of any capital gain dividend you received with respect to those shares.

         The applicable tax rate will depend on the U.S. Stockholder's holding period in the asset (generally, if the U.S. Stockholder has held the asset for more than one year, it will produce long-term capital gain) and the U.S. Stockholder's tax bracket. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of capital gain realized by a non-corporate stockholder on the sale of stock that would correspond to our "unrecaptured Section 1250 gain." U.S. Stockholders should consult with their own tax advisors with respect to their capital gain tax liability. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of stock that the U.S. Stockholder has held for six months or less, after applying the holding period rules, will be treated as long-term capital loss, to the extent of distributions received by the U.S. Stockholder from us that were required to be treated as long-term capital gains.

         If a U.S. Stockholder has shares of our common stock redeemed by us, such U.S. Stockholder will be treated as if such U.S. Stockholder sold the redeemed shares if all of such U.S. Stockholder's shares of our common stock are redeemed or if such redemption is not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Internal Revenue Code or substantially disproportionate within the meaning of Section 302(b)(2) of the Internal Revenue Code. If a redemption is not treated as a sale of the redeemed shares, it will be treated as a dividend distribution. U.S. Stockholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.

Passive Activity Loss and Investment Interest Limitations

         Distributions from us and gain from the disposition of our stock will not be treated as passive activity income and, therefore, U.S. Shareholders will not be able to apply any "passive losses" against such income. Dividends from us (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of our stock (or capital gain dividends) generally will be excluded from investment income unless you elect to have such gain taxed at ordinary income rates. Stockholders are not allowed to include on their own federal income tax returns any tax losses of ours.

Treatment of Tax-Exempt Stockholders

         Most tax-exempt organizations are not subject to federal income tax except to the extent of their unrelated business taxable income, which is often referred to as UBTI. Unless a tax-exempt shareholder holds its common shares as debt financed property or uses the common shares in an unrelated trade or business, distributions to the shareholder should not constitute UBTI. Similarly, if a tax-exempt shareholder sells common shares, the income from the sale should not constitute UBTI unless the shareholder held the shares as debt financed property or used the shares in a trade or business.

         However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans, income from owning or selling common shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve so as to offset the income generated by its investment in common shares. These shareholders should consult their own tax advisors concerning these set aside and reserve requirements which are set forth in the Internal Revenue Code.

         Qualified trusts that hold more than 10% (by value) of the shares of "pension-held REITs" may be required to treat a certain percentage of such a REIT's distributions as UBTI. We expect that our ownership limitations will prevent us from becoming a pension-held REIT, unless our Board of Directors grants qualified plans waivers from our ownership limitations.

Special Tax Considerations for Non-U.S. Stockholders

         The rules governing United States income taxation of non-U.S. Stockholders (beneficial owners of shares of our common stock that are not U.S. Stockholders) are complex. We intend the following discussion to be only a summary of these rules. Prospective non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign tax laws on an investment in our stock, including any reporting requirements.

         In general, non-U.S. Stockholders will be subject to regular federal income tax with respect to their investment in us if the income from the investment is "effectively connected" with the non-U.S. Stockholder's conduct of a trade or business in the United States and, if a tax treaty applies, is attributable to a permanent establishment in the United States. A corporate non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Internal Revenue Code, which is imposed in addition to regular federal income tax at the rate of 30%, subject to reduction under a tax treaty, if applicable. Effectively connected income must meet various certification requirements to be exempt from withholding. The following discussion will apply to non-U.S. Stockholders whose income from their investments in us is not so effectively connected (except to the extent that the FIRPTA rules discussed below treat such income as effectively connected income).

         A distribution payable out of our current or accumulated earnings and profits that is not attributable to gain from the sale or exchange by us of a "United States real property interest" and that we do not designate as a capital gain distribution will be subject to a federal income tax, required to be withheld by us, equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces this tax. Such a distribution in excess of our earnings and profits will be treated first as a return of capital that will reduce a non-U.S. Stockholder's basis in its common stock (but not below zero) and then as gain from the disposition of such stock, the tax treatment of which is described under the rules discussed below with respect to dispositions of stock.

         Distributions by us that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980, or "FIRPTA." Such distributions are taxed to a non-U.S. Stockholder as if the distributions were gains "effectively connected" with a United States trade or business. Accordingly, a non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Such distributions also may be subject to a 30% branch profits tax when made to a foreign corporation that is not entitled to an exemption or reduced branch profits tax rate under a tax treaty.

         With respect to distributions by us that are attributable to gain from the sale or exchange of a United States real property interest, a non-U.S. Stockholder who does not

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

own more than 5% of our common stock at any time during the taxable year: (i) will be taxed on such capital gain dividend as if the distribution was an ordinary dividend, (ii) will generally not be required to report distributions received from us on U.S. federal income tax returns and (iii) will not be subject to a branch profits tax with respect to such distribution.

         Although the law is not clear on this matter, it appears that amounts designated by us as undistributed capital gains in respect of the common stock generally should be treated with respect to non-U.S. Stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. Stockholder would be able to offset as a credit against his or her resulting federal income tax liability an amount equal to his or her proportionate share of the tax paid by us on the undistributed capital gains and to receive from the Internal Revenue Service a refund to the extent his or her proportionate share of this tax paid by us was to exceed his or her actual federal income tax liability.

         Although tax treaties may reduce our withholding obligations, we generally will be required to withhold tax from distributions to non-U.S. Stockholders, and remit to the Internal Revenue Service, 35% of designated capital gain dividends that are attributable to gain from the sale or exchange of a United States real property interest (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends and 30% of ordinary dividends paid out of earnings and profits. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions that we designated as capital gain dividends, will be treated as capital gain dividends for purposes of withholding. In addition, we may be required to withhold 10% of distributions in excess of our current and accumulated earnings and profits. If the amount of tax withheld by us with respect to a distribution to a non-U.S. Stockholder exceeds the stockholder's United States tax liability, the non-U.S. Stockholder may file for a refund of such excess from the Internal Revenue Service.

         We expect to withhold federal income tax at the rate of 30% on all distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. Stockholder unless:

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

        o a lower treaty rate applies and the non-U.S. Stockholder files with us an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate;

        o the non-U.S. Stockholder files with us an Internal Revenue Service Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. Stockholder's trade or business so that no withholding tax is required; or

        o the distributions are treated for FIRPTA withholding tax purposes as attributable to a sale of a U.S. real property interest, in which case tax will be withheld at a 35% rate.

         Unless our stock constitutes a "U.S. real property interest" within the meaning of FIRPTA, a sale of common stock by a non-U.S. Stockholder generally will not be subject to federal income taxation. Our stock will not constitute a U.S. real property interest if we are a "domestically controlled qualified investment entity." A REIT is a domestically controlled REIT if at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. Stockholders. We currently anticipate that we will be a domestically controlled qualified investment entity and, therefore, that the sale of stock will not be subject to taxation under FIRPTA. However, because the stock will be publicly traded, we cannot assure you that we will be a domestically controlled qualified investment entity. If we were not a domestically controlled qualified investment entity, a non-U.S. Stockholder's sale of stock would be subject to tax under FIRPTA as a sale of a U.S. real property interest unless the stock were "regularly traded" on an established securities market (such as the American Stock Exchange) on which the stock will be listed and the selling stockholder owned no more than 5% of the stock throughout the applicable testing period. If the gain on the sale of stock were subject to taxation under FIRPTA, the non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). However, even if our stock is not a U.S. real property interest, a nonresident alien individual's gains from the sale of stock will be taxable if the nonresident alien individual is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

         A purchaser of stock from a non-U.S. Stockholder will not be required to withhold under FIRPTA on the purchase price if the purchased stock is "regularly traded" on an established securities market or if we are a domestically controlled qualified investment entity. Otherwise, the purchaser of stock from a non-U.S. Stockholder may be required to withhold 10% of the purchase price and remit this amount to the Internal Revenue Service. Our stock currently is a regularly traded security on the American Stock Exchange. We believe that we qualify under both the regularly traded and the domestically controlled qualified investment entity exceptions to withholding but we cannot provide any assurance to that effect.

         If a non-U.S. Stockholder has shares of our common stock redeemed by us, such non-U.S. Stockholder will be treated as if such non-U.S. Stockholder sold the redeemed shares if all of such non-U.S. Stockholder's shares of our common stock are redeemed or if such redemption is not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Internal Revenue Code or substantially disproportionate within the meaning of Section 302(b)(2) of the Internal Revenue Code. If a redemption is not treated as a sale of the redeemed shares, it will be treated as a dividend distribution. Non-U.S. Stockholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.

         Upon the death of a nonresident alien individual, that individual's stock will be treated as part of his or her U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

Information Reporting Requirements and Backup Withholding Tax

         U.S. Stockholders

         In general, information reporting requirements will apply to payments of distributions on our stock and payments of the proceeds of the sale of our stock, unless an exception applies. Further, under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 28% for 2005 on payments made with respect to, or cash proceeds of a sale or exchange of, our common stock. Backup withholding will apply only if:

        (1) the payee fails to furnish his or her taxpayer identification number (which, for an individual, would be his or her Social Security Number) to the payor as required;

        (2) the Internal Revenue Service notifies the payor that the taxpayer identification number furnished by the payee is incorrect;

        (3) the Internal Revenue Service has notified the payee that such payee has failed to properly include reportable interest and dividends in the payee's return or has failed to file the appropriate return and the Internal Revenue Service has assessed a deficiency with respect to such underreporting; or

        (4) the payee has failed to certify to the payor, under penalties of perjury, that the payee is not subject to withholding.

         Some shareholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's federal income tax liability and may entitle the stockholder to a refund, provided that the stockholder timely furnishes the required information to the Internal Revenue Service.

         Non-U.S. Stockholders

         Generally information reporting will apply to payments of distributions on our stock and backup withholding at a rate of 28% may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

         The payment of the proceeds from the disposition of our stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly backup withholding unless the non-U.S. Stockholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. Stockholder of our stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. Stockholder's foreign status and has no actual knowledge to the contrary.

         Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some stockholders are required to have provided new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the stockholder's particular circumstances, non-U.S. Stockholders should consult their tax advisors with regards to U.S. information reporting and backup withholding.

Tax Aspects of the Operating Partnership

General

         Substantially all of our investments are held through the operating partnership. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate share of the items of income, gain, loss, deduction and credit of a partnership and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We include in our income our proportionate share of the operating partnership's income, gain, loss, deduction and credit for purposes of the various REIT income tests and in the computation of our REIT taxable income. In addition, we include our proportionate share of assets held by the operating partnership in the REIT asset tests.

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

Tax Allocations with Respect to our Properties

         When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes. That carryover basis is equal to the contributing partner's adjusted basis in the property rather than the fair market value of the property at the time of contribution. Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

         The operating partnership has been formed by way of contributions of appreciated property, and we expect that future contributions to the operating partnership also will take the form of appreciated property. Consequently, the operating partnership agreement requires tax allocations to be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

         In general, the partners who have contributed their interests in properties to the operating partnership (the "Contributing Partners") will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets that have a Book-Tax Difference, all taxable income attributable to such Book-Tax Difference generally will be allocated to the Contributing Partners and the Company generally will be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the acquisition of such properties. This will tend to eliminate the Book-Tax Difference over the life of the operating partnership. However, the special allocation rules of Section 704(c) of the Internal Revenue Code do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the operating partnership may cause us to be allocated lower depreciation and other deductions and cause Contributing Partners to be allocated less taxable income. As a result, we could recognize taxable income in excess of distributed amounts, which might adversely affect our ability to comply with the REIT distribution requirements and Contributing Partners may realize income on the distribution of cash because their basis has not been increased sufficiently from income allocations. See " -- Annual Distribution Requirements."

         With respect to any property purchased by the operating partnership, such property initially will have a tax basis equal to its fair market value and
Section 704(c) of the Internal Revenue Code will not apply.

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

Basis in Operating Partnership Interest

         Our adjusted tax basis in our interest in the Operating Partnership generally:

        (1) will be equal to the amount of cash and the basis of any other property that we contributed to the Operating Partnership;

        (2) will be increased by (a) our allocable share of the operating partnership's income and (b) our allocable share of indebtedness of the operating partnership; and

        (3)      will be reduced, but not below zero, by our allocable share of
                 (a) losses suffered by the operating partnership, (b) the amount of cash distributed to us, and (c) constructive distributions resulting from a reduction in our share of indebtedness of the operating partnership.

         If the allocation of our distributive share of the operating partnership's loss exceeds the adjusted tax basis of its partnership interest in the operating partnership, the recognition of such excess loss will be deferred until such time and to the extent that it has an adjusted tax basis in our partnership interest. To the extent that the operating partnership's distributions, or any decrease in our share of the indebtedness of the operating partnership (such decreases being considered a cash distribution to the partners) exceed our adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to us. Such taxable income normally will be characterized as a capital gain if the interest in the operating partnership has been held for longer than one year, subject to reduced tax rates described above (See " -- Taxation of U.S. Stockholders -- Capital Gain Distributions"). Under current law, capital gains and ordinary income of corporations generally are taxed at the same marginal rates.

Sale of the Properties

         Our share of gain realized by the operating partnership on the sale of any property held by the operating partnership as inventory or other property held primarily for sale to customers in the ordinary course of the operating partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See " -- Requirements for Qualification -- Income Tests." Such prohibited transaction income also may have an adverse effect upon its ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The operating partnership intends to hold the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties (and other properties) and to make such occasional sales of the properties, including peripheral land, as are consistent with the operating partnership's investment objectives.

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

State and Local Tax

         We may be subject to state and local tax in various states and localities. Our stockholders also may be subject to state and local tax in various states and localities. The tax treatment to us and to our stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, before you buy our common stock, you should consult your own tax advisor regarding the effect of state and local tax laws on an investment in our common stock.

                                     Experts


         The consolidated financial statements and schedule of BNP Residential Properties, Inc. appearing in BNP Residential Properties, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2004, BNP Residential Properties, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, the Statement of Revenue and Certain Operating Expenses for the Bridges at Wind River for the year ended December 31, 2003, Statement of Revenue and Certain Operating Expenses for Carriage Club Apartments for the year ended December 31, 2003, Statement of Revenue and Certain Operating Expenses for Fairington Apartments for the year ended December 31, 2003, and the Statements of Revenue and Certain Operating Expenses for Savannah Shores Apartments for the years ended December 31, 2003 and 2002, and the six months ended June 30, 2004, included therein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements, management's assessment, and Statements of Revenue and Certain Operating Expenses are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.


                                  Legal Matters

         The validity of the securities we may issue in this offering have been passed upon for us by DLA Piper Rudnick Gray Cary US LLP, Raleigh, North Carolina.

                       Where You Can Find More Information

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the reports, statements or other information we file at the SEC's Public Reference Room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents, upon payment of photocopying fees, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers like the company that file electronically.

         This prospectus is part of a registration statement that we have filed with the SEC. The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

o        Our Annual Report on Form 10-K for the year ended December 31, 2004;

o        Our Current Report on Form 8-K filed with SEC on April 5, 2005;

o Our Definitive Proxy Statement filed on Schedule 14A filed with the SEC on April 12, 2005;

o        Our Current Report on Form 8-K filed with the SEC on April 25, 2005;

o        Our Quarterly Report on Form 10-Q filed with the SEC on May 10, 2005;

o        Our Current Report on Form 8-K filed with SEC on May 13, 2005;

o        Our Current Report on Form 8-K filed with SEC on May 18, 2005; and

o The description of our common stock included in our registration statement on Form 8-A dated April 27, 1987.

We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated, including any of these filings made after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of the registration statement.

         We will furnish without charge upon written or oral request to each person to whom a copy of this prospectus is delivered, including any beneficial owner, a copy of any or all of the documents specifically incorporated by reference in this prospectus (not including the exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). Requests should be made to: BNP Residential Properties, Inc., 301 South College Street, Suite 3850, Charlotte, North Carolina 28202, Attn:
Investor Relations. Our telephone number is (704) 944-0100.

         We also maintain an Internet site at http://www.bnp-residential.com at which there is additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

                 PART II. Information Not Required In Prospectus


ITEM 14. Other Expenses of Issuance and Distribution

         The following table sets forth estimates of the various expenses to be paid by the company in connection with the registration of the common stock offered pursuant to this registration statement.


Securities and Exchange Commission Registration Fee ................$  2,167
Legal Fees .........................................................$  [*]
Accounting Fees ....................................................$  [*]
   Total ...........................................................$  [*]

* To be filed by amendment.

ITEM 15. Indemnification of Directors and Officers

         The company's officers and directors are and will be indemnified against certain liabilities in accordance with the Maryland General Corporation Law ("MGCL"), the charter and bylaws of the company and the operating partnership agreement. The charter requires the company to indemnify its directors and officers to the fullest extent permitted from time to time by the MGCL. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reasons of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The company also carries insurance for our directors and officers for liabilities they may incur as a result of their service to the company.

ITEM 16. EXHIBITS
                                  Exhibit Index

EXHIBIT NO.     DESCRIPTION
  4.1*     Articles of Incorporation of Registrant as amended by
           Articles Supplementary for Series A Junior Participating
           Preferred Stock (filed as exhibit 3(i) to the Registrant's
           Current Report on Form 8-K, dated as of March 17, 1999)
  4.2*     Articles Supplementary, Classifying and Designating 909,090
           Shares of Series B Cumulative Convertible Preferred Stock,
           dated December 28, 2001 (filed as Exhibit 3.1 to the
           Registrant's Current Report on Form 8-K, dated as of December
           28, 2001).
  4.3* Amended and Restated Bylaws of Registrant (filed as Exhibit 3.2 to the Registrant's Current Report on Form 8-K, dated as of December 28, 2001)
  4.4*     Rights Agreement, dated as of March 18, 1999, between
           Registrant and First Union National Bank, including the form of Articles Supplementary for Series A Junior Participating Preferred Stock on Exhibit A, form of Right Certificate on
           Exhibit B and the Summary of Rights to Purchase Preferred
           Shares on Exhibit C (filed as exhibit to the Registrant's
           Current Report on Form 8-K, dated as of March 17, 1999)
  5.1** Opinion of DLA Piper Rudnick Gray Cary US LLP regarding the legality of the shares being registered
  8.1**    Opinion of DLA Piper Rudnick Gray Cary US LLP regarding tax matters
  23.1** Consent of DLA Piper Rudnick Gray Cary US LLP (included as part of exhibit 5.1 and exhibit 8.1)
  23.2 Consent of Ernst & Young LLP, a registered independent public accounting firm.
  24.1     Power of Attorney (included on the signature page hereof)
  99.1* Form of Second Amended and Restated Agreement of Limited Partnership of BNP Residential Properties Limited Partnership (filed as exhibit to the Registrant's Annual Report on Form
           10-K for the year ended December 31, 1998)
  99.2* Form of Registration Rights Agreement (filed as exhibit 10.11 to the Registrant's Registration Statement on Form S-2 filed with the SEC on December 16, 1997 (Reg. No. 333-39803))
  99.3* Registration Rights Agreement by and between Registrant and Preferred Investment I, LLC, dated December 28, 2001 (filed as
           Exhibit 4 to the Registrant's Current Report on Form 8-K, dated as of December 28, 2001)
  99.4* Amendment to Second Amended and Restated Agreement of Limited Partnership of BNP Residential Properties Limited Partnership (filed as Exhibit 10.1 to the Registrant's Current Report on Form8-K dated as of December 28, 2001)
  99.5* Purchase Agreement by and among Registrant and the signatories thereto, dated February 17, 2004 (filed as Exhibit 10.1 to the Registrant's Current Report on Form 8-K, dated as of February
           23, 2004)

*    Incorporated herein by reference.
**  To be filed by amendment.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that the undertakings set forth in paragraphs
         (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   Signatures

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on May 24, 2005.


                                        BNP RESIDENTIAL PROPERTIES, INC.
                                        May 24, 2005

                                        /s/ D. Scott Wilkerson
                                        D. Scott Wilkerson
                                        President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of BNP Residential Properties, Inc. hereby severally constitute D. Scott Wilkerson and Philip S. Payne, and each of them singly, our true and lawful attorney with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and our capacities as officers and directors to enable BNP Residential Properties, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                  Title                                    Date

/s/ Philip S. Payne                   Chairman of the Board, Director and      May 24, 2005
-------------------
Philip S. Payne                       Chief Financial Officer


/s/ D. Scott Wilkerson                President and Chief Executive Officer    May 24, 2005
----------------------
D. Scott Wilkerson and Director


/s/ Stephen R. Blank                  Director                                 May 24, 2005
--------------------
Stephen R. Blank


/s/ Paul G. Chrysson                  Director                                 May 24, 2005
--------------------
Paul G. Chrysson


/s/ Michael Gilley                    Director                                 May 24, 2005
------------------
W. Michael Gilley


/s/ Peter J. Weidhorn                 Director                                 May 24, 2005
---------------------
Peter J. Weidhorn


/s/ Pamela B. Bruno                   Vice-President, Treasurer and Chief      May 24, 2005
-------------------
Pamela B. Bruno                       Accounting Officer